Exhibit 99.1
Franklin Bank Completes the Purchase and Assumption of Five Washington Mutual Banking Offices
HOUSTON, December 5 / PRNewswire-FirstCall/ — Franklin Bank S.S.B. (Franklin Bank), a subsidiary of Franklin Bank Corp. (Nasdaq: FBTX), today announced the completion of the purchase and assumption of five Washington Mutual banking offices located in the following Texas cities: Beaumont, Groves, Nederland, El Campo and Wharton.
In the aggregate, the transaction encompasses the assumption of approximately $277 million of community banking deposits and the purchase of $10 million of consumer loans. An estimated 20,000 deposit accounts will be assumed by Franklin Bank, of which approximately 45% are transaction accounts.
Under the terms of the purchase and assumption agreement, Franklin Bank paid Washington Mutual Bank a 12% deposit premium. The transaction is expected to have a de minimis effect on earnings for 2005, and is expected to be accretive in 2006.
While the Beaumont, Groves, and Nederland offices were all affected by Hurricane Rita, no office sustained any significant damage. Because these areas have all been designated by FEMA as disaster areas, the terms of the purchase and assumption agreement have been modified to exclude most of the loans in the Beaumont, Groves, and Nederland offices from the purchase. The purchase of these loans will be made prior to June 30, 2006, if the loans meet criteria specified at the time of purchase.
The Beaumont, Groves and Nederland offices expand our East Texas market, while the El Campo and Wharton offices enhance our Central Texas market. We will increase the products offered, give the branch managers local decision making authority, and allow each banking office the operational flexibility to best achieve its goals.
Anthony J. Nocella, CEO and President stated, “This transaction was certainly a challenge, due to the fact that we converted the technology, integrated the banking offices to our processes and procedures, and closed the transaction on the same day. We would not have been able to do this without the dedication and hard work of the five branch managers and their staffs and our dedicated Franklin Bank employees.”
Glenn Mealey, Executive Vice President of Mergers and Acquisitions, commented, “In addition to our corporate headquarters in Houston, we now have a total of 35 community banking offices. These deposits have given us a major step toward achieving our goal of obtaining one-third of our funding from community banking deposits.”
Corporate Overview
Franklin Bank Corp., headquartered in Houston, Texas, was formed in April 2002 and is now a $4.5 billion bank holding company. Franklin Bank Corp. began trading on the NASDAQ in December 2003 under the ticker symbol FBTX. Franklin Bank Corp. was ranked #1 in revenue growth within the Houston Chronicle’s Houston 100 list for 2004. Franklin Bank Corp. is currently included within the Russell 3000 Index, Russell 2000 Index, Russell Microcap Index, the American Community Bankers’ Index, and the Standard and Poor’s SmallCap 600 Index.
Franklin’s community banking philosophy focuses on a high growth commercial lending approach outside the major metropolitan cities in Texas. There are currently 14 community banking offices in Central Texas and 21 community banking offices in East Texas.
Through its subsidiary, Franklin Bank S.S.B., Franklin offers a wide variety of commercial products that allow us to serve customers in our communities as well as on a national basis. Franklin Bank focuses on providing high-quality personalized service through its “trusted financial advisors” and strives to meet all of the financial needs of its customers. In addition to various deposit and loan products, Franklin Bank offers retail brokerage services through its relationship with Investment Professional Services, Inc.
For more information, please visit our website at http://www.bankfranklin.com. Franklin Bank is FDIC insured and an equal housing lender.
Contact: Kris Dillon 713-339-8999
Forward-Looking Statements
This announcement includes forward-looking statements. These forward-looking statements include comments with respect to our goals, objectives, expectations, and strategies, and the results of our operations and our business. However, by their nature, these forward-looking statements involve numerous assumptions, uncertainties and opportunities, both general and specific. The risk exists that these statements may not be fulfilled. We caution readers not to place undue reliance on these forward-looking statements as a number of factors could cause future company results to differ materially from these statements.
Forward-looking statements regarding the expected benefits of the transaction are subject to the following risks: that expected benefits will not be achieved; that revenues following the acquisition will be lower than expected; that the businesses will not be integrated successfully; that acquisition costs will be greater than expected; the inability to identify, develop and achieve success for new products and services; increased competition and its effect on us; the general economic conditions, either nationally or in the states in which we will be doing business, will be less favorable than expected; the general risks associated with our business; and that legislation or regulatory changes adversely affect the businesses in which we would be engaged.
Forward-looking statements may also be influenced by factors such as fluctuations in interest rates and stock indices, the effects of competition in the areas in which we operate, and changes in economic, political, regulatory, and technological conditions.

Other specific risks include the following: potential inability to successfully implement our growth business strategy; the integration of businesses we may acquire; our limited operating history; the potential unavailability of external financing; our reliance on brokered deposits; the geographic concentration of our business, commercial real estate and consumer loan portfolios, including our significant concentration in California; the potential unavailability of single family loans for bulk purchase; the portion of our single family loan portfolio that is less than one year old; fraud and negligence by loan applicants and others with whom we do business; credit risk associated with our smaller borrowers in our mortgage banker finance operation; the effect of changes in the extensive regulatory scheme to which we are subject; our allowance for credit losses may be insufficient to cover actual losses; interruption in or breach of our information systems; the potential inability to obtain the third party information services on which we rely; and environmental risks associated with foreclosure on real estate properties.
We caution that the foregoing lists are not exhaustive. Investors should carefully consider the aforementioned risks and factors as well as other uncertainties and events.